EXHIBIT 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement of Schedule 13G, dated May [●], 2013, with respect to the common stock, $0.001 par value per share, of Propanc Health Group Corporation is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of May [●], 2013.

OSTROWSKI PROPERTIES PTY LTD (ACN 087 798 276)

Dated: May 15, 2013	By:	[●]
	Name:	[ ]
	Title:	[ ]

By:	/s/ John Ostrowski
Name:	John Ostrowski

By:	/s/ Iwona Aniela Ostrowski
Name:	Iwona Aniela Ostrowski